EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-182213 and 333-182210) and Form S-8 (Nos. 333-169011, 333-161810, 333-153044, 333-145272, 333-128909, 333-115482, 333-60666, 333-53114, 333-80167, 333-193162 and 333-188257) of Popular, Inc. of our report dated March 2, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Juan, Puerto Rico
March 2, 2015